PERCEPTRON, INC.

FIRST AMENDMENT TO SEVERANCE AGREEMENT

THIS FIRST AMENDMENT TO SEVERANCE AGREEMENT, dated as of September 8, 2005, between Perceptron, Inc. (the “Company”) and Wilfred J. Corriveau (the “Executive”), (the “Agreement”) is dated October 2, 2007.

The Company and the Executive hereby agree as follows:

    1.    Defined Terms. Terms defined in the Agreement shall be used in this First Amendment with their defined meanings as contained in the Agreement, unless otherwise defined here.

    2.    Amendment of the Agreement. Company and Executive agree, effective upon expiration of the Revocation Period set forth in the release executed by Executive as required by the Agreement, as follows:

(i) Executive’s employment with Company has terminated effective September 6, 2007 (the “Effective Date”).

(ii) Pursuant to Section 3 of the Agreement, Executive shall be entitled to the payments set forth in Section 3(b) of the Agreement, as modified below:

(a)
The Company will pay directly the Executive’s COBRA continuation coverage premiums through March 6, 2008, if the Executive elects COBRA continuation coverage, in lieu of Executive’s continued direct coverage under the Company’s group health plan.

(b)
The Company’s obligation to provide health and welfare plan benefits following the Effective Date, as provided in Section 3(b)(iii) of the Agreement, shall cover only the following benefits and shall expire on March 6, 2008:

Group Life coverage

Executive Life Coverage

(c)	The Company will pay Executive Nine Hundred Dollars ($900.00) per month through March 6, 2008, in lieu of the Executive’s car benefit provided in Section 3(b)(iv) of the Agreement.

        (iii)    On September 5, 2008, the Company shall pay Executive a lump sum payment of Fifty Seven Thousand Five Hundred Dollars ($57,500.00), less applicable income and employment withholding taxes. In the event there is a payment to Executive under Section 4 of the Agreement, the Company’s obligation under this Section 2(iii) shall terminate.

(iv)    The Company shall make all payments due to Executive under Section 16 of the Agreement through December 31, 2009, no later than December 31, 2009, and shall have no further obligation to Executive under Section 16 thereafter.

(v)    The following stock option agreements between the Company and Executive (the “Option Agreements”) provide that all options which are exercisable under the terms of the Option Agreements at the Effective Date terminate three months after the Effective Date. On the Effective Date the Company agrees to accelerate the vesting of 6,250 options that were scheduled to vest on November 5, 2007. All Options under the Option Agreements which are not exercisable at the Effective Date shall be terminated at that time.

Agreement Date	Plan	Number of Exercisable Options	Number of Unexercisable Options	Termination Date
October 2, 2000	1992	37,500	0	December 6, 2007
September 3, 2002	1992	4,500	0	December 6, 2007
September 2, 2003	1992	29,250	0	December 6, 2007
September 2, 2003	1992	750	0	December 6, 2007
November 5, 2004	1992	16,570	6,250	December 6, 2007
November 5, 2004	1992	2,180	0	December 6, 2007
January 2, 2006	2004	3,125	9,375	December 6, 2007
June 1, 2007	2004	0	12,500	N/A

(vi)    Through December 31, 2008, Executive shall only sell shares of the Company’s Common Stock owned by him in accordance with the volume limitations set forth in Securities and Exchange Commission Rule 144(e)(1), whether or not Executive is required by law to comply with such limitations.

(vii)    Company and Executive shall agree by separate written document on a non-exclusive list of companies that are specifically covered by the terms of the Perceptron Executive Agreement Not to Compete, dated August 18, 2000, between Company and Executive (the “Non-Compete Agreement”). Executive agrees not to be associated with such companies during the Non-Compete Period (as defined in the Non-Compete Agreements).

3.    Non-Competition and Restrictive Covenant. If, during the term that the Executive is receiving benefits under the Agreement, Executive violates the terms of this Agreement, the Non-Compete Agreement, the Company’s Proprietary Information and Inventions Agreement, or any other non-competition or confidentiality agreement with the Company, the Company’s obligations to the Executive under this Agreement and the Option Agreements shall automatically terminate.

4.    Continued Effectiveness. All other provisions of the Agreement shall remain in full force and effect, including, but not limited to, Sections 5, 6, 9 and 10, and shall apply equally to all amounts or benefits required to be paid or provided to Executive under this Agreement.

5.    Amendment of Agreement. The Agreement, including this First Amendment, shall not be modified or amended except by instrument in writing signed by the parties hereto. The parties agree that the Agreement, including this First Amendment, shall be amended if required and as required to comply with applicable law, including, but not limited to, Code Section 409A.

6.    Governing Law. To the extent not preempted by Federal law, the Agreement, including this First Amendment, shall be governed and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law rules.

7.    Entire Agreement. The Agreement, including this First Amendment, represent the entire agreement and understanding of the parties with respect to the subject matter of the Agreement (other than the Non-Compete Agreement, the Company’s Proprietary Information and Inventions Agreement, the Option Agreements, and the agreement referred to in Section 2(vii), which shall remain in full force and effect after the execution of this Agreement).

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Severance Agreement as of the day and year first written above.

PERCEPTRON, INC.

By:	/s/ A. A. Pease
Alfred A. Pease, President and Chief Executive Officer

/s/ W. J. Corriveau 2-OCT-07
WILFRED J. CORRIVEAU